Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 15, 2022
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary 2021 Unaudited Financial Results
and Fourth Quarter Dividend

2021 Financial Highlights

•Net income totaled $206 million, a decrease of $156 million from the prior year.
•Net interest income totaled $381 million, a decrease of $91 million from the prior year.
•Other income (loss) totaled $4 million, a decrease of $117 million from the prior year, due primarily to net gains on litigation settlements recorded during the prior year.
•Other expense totaled $156 million, a decrease of $33 million from the prior year.
•Assets totaled $85.9 billion, a decrease of $1.8 billion from the prior year.

Fourth Quarter 2021 Financial Highlights

•Net income totaled $46 million, an increase of $12 million from the same period last year.
•Net interest income totaled $91 million, a decrease of $12 million from the same period last year.
•Other expense totaled $43 million, a decrease of $27 million from the same period last year.
•Advances of $44.1 billion were outstanding to 548 members, housing associates, and former members.
•Mortgage loans of $7.6 billion were outstanding, of which $492 million were purchased from 152 members during the fourth quarter.
•The Bank paid $43 million of cash dividends at an annualized rate of 6.00 percent on activity-based stock and 3.00 percent on membership stock during the fourth quarter relating to third quarter 2021 earnings.
•The Bank accrued $5 million during the quarter for use in its Affordable Housing Program, bringing the year-to-date total to $23 million.

2021 Financial Results Discussion
Net Income - The Bank recorded net income of $206 million in 2021 compared to $362 million in 2020.
Net Interest Income - The Bank recorded net interest income of $381 million in 2021, a decline of $91 million when compared to the prior year due primarily to lower average advance balances coupled with the lower interest rate environment and reduced advance prepayment activity. Advance prepayment fee income declined $28 million during 2021 when compared to the prior year.
Other Income (Loss) - The Bank recorded other income (loss) of $4 million in 2021, a decline of $117 million when compared to the prior year primarily due to net gains on litigation settlements of $120 million recorded in 2020 as a result of settlements with defendants in the Bank’s private-label mortgage-backed securities (MBS) litigation. During 2020, all of the Bank’s remaining private-label MBS litigation cases initially filed were settled.

Other Expense - Other expense totaled $156 million in 2021, a decrease of $33 million when compared to the prior year primarily due to a decline in pension costs and professional fees. The Bank made a discretionary contribution of $8 million at the end of 2021 compared to $32 million at the end of 2020. Professional fees declined during 2021 due to fewer external resources to assist with the Bank’s technology and operational objectives.

Assets - The Bank’s total assets decreased to $85.9 billion at December 31, 2021, from $87.7 billion at December 31, 2020, driven primarily by a decrease in advances, partially offset by an increase in investments. Advances decreased $2.4 billion due primarily to lower demand for advances by depository members resulting mainly from increased liquidity in the financial markets and higher member deposit levels. This decrease was partially offset by an increase in borrowings by insurance company members. Investments increased $1.9 billion due primarily to an increase in money market investments, which are primarily held for liquidity purposes. This increase was offset in part by paydowns and/or maturities of U.S. Treasury obligations and MBS.

Capital - Total capital increased to $5.8 billion at December 31, 2021 from $5.7 billion at December 31, 2020. The Bank’s regulatory capital ratio increased to 6.74 percent at December 31, 2021, from 6.55 percent at December 31, 2020, and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the fourth quarter and full year 2021 are preliminary until the Bank announces audited financial results in its 2021 Form 10-K filed with the Securities and Exchange Commission (SEC), expected to be available at www.fhlbdm.com and www.sec.gov on or before March 31, 2022.
Dividend

The Bank’s Board of Directors approved a fourth quarter 2021 dividend at an annualized rate of 6.00 percent on activity-based stock and 3.00 percent on membership stock, unchanged from the prior quarter. The dividend rate reflects the Bank’s philosophy to pay a consistent dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. Dividend payments totaling $43 million are expected to be paid on February 22, 2022. Future dividends are at the discretion of the Bank’s Board of Directors and may be impacted by economic and market conditions.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	December 31,
Statements of Condition (dollars in millions)	2021	2020
Cash and due from banks	$295	$978
Investments	33,442	31,497
Advances	44,111	46,530
Mortgage loans held for portfolio, net	7,578	8,242
Total assets	85,852	87,691
Consolidated obligations	77,553	79,599
Mandatorily redeemable capital stock	29	52
Total liabilities	80,014	81,951
Capital stock - Class B putable	3,364	3,341
Retained earnings	2,390	2,351
Accumulated other comprehensive income (loss)	84	48
Total capital	5,838	5,740
Total regulatory capital[1]	5,783	5,744
Regulatory capital ratio	6.74%	6.55%

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
Operating Results (dollars in millions)	2021	2020	2021	2020
Net interest income	$91	$103	$381	$472
Provision (reversal) for credit losses on mortgage loans	—	(1)	—	1
Other income (loss):
Net gains (losses) on trading securities	(8)	(9)	(38)	17
Net gains (losses) on financial instruments held at fair value	1	—	1	—
Net gains (losses) on derivatives	4	4	14	(48)
Gains on litigation settlements, net	—	—	—	120
Standby letter of credit fees	2	3	10	12
Other, net	4	7	17	20
Total other income (loss)	3	5	4	121
Total other expense	43	70	156	189
Net income before assessments	51	39	229	403
Affordable Housing Program assessments	5	5	23	41
Net income	$46	$34	$206	$362
Performance Ratios
Net interest spread	0.38%	0.40%	0.39%	0.38%
Net interest margin	0.42	0.46	0.44	0.45
Return on average equity (annualized)	3.09	2.37	3.48	5.88
Return on average capital stock (annualized)	5.27	4.02	5.92	9.33
Return on average assets (annualized)	0.21	0.15	0.23	0.34

The selected financial data above is preliminary until the Bank announces audited financial results in its 2021 Form 10-K expected to be filed with the SEC on or before March 31, 2022.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by nearly 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.